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                                                                   Exhibit 10.4


                Written Description of Compensatory Arrangement
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                Between PPG Industries, Inc. and Peter R. Heinze
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      Mr. Peter R. Heinze, Senior Vice President, Chemicals, of PPG Industries,
Inc. ("PPG") was employed by PPG beginning August 1, 1992. His compensation arrangement upon hire was the same as that of other similarly situated employees, with the following additional provisions:

1. He received an option grant of 7,500 shares under the PPG Industries, Inc. 1984 Stock Option Plan at an exercise price equal to the fair market value of the stock on August 3, 1992. Such options became exerciseable on August 3, 1993. As provided under the 1984 Stock Option Plan, the number of shares subject to such options was doubled and the exercise price was halved in 1994 to give effect to a 2-for-1 split of PPG Common Stock.

2. Upon employment, he was granted 3,500 shares of PPG Common Stock. As a result of a 2-for-1 split of PPG Common Stock in 1994, those 3,500 shares doubled to 7,000 shares effective June 10, 1994. The shares are restricted and may not be sold or transferred by him until August 1, 1995. In addition, if his employment by PPG is terminated for any reason before August 1, 1995, he will retain only a proportionate amount of such shares. The proportion to be retained would equal the ratio that the number of whole months of his employment by PPG bears to 36 months. If his employment is terminated before August 1, 1995, he will forfeit (and immediately transfer to PPG) the amount of such shares which he is not entitled to retain according to the above formula. The shares were awarded to him under an Employee Recruiting Program approved by the Board of Directors of PPG on February 21, 1991 that allows for the award of shares of Common Stock, or cash, or a combination of both, to newly-hired employees of PPG to attract those individuals to PPG.

3. If his employment is terminated by PPG prior to August 1, 1995, except for cause, his base salary and target bonus under the Incentive Compensation Plan would be continued on a monthly basis for two years following separation. Such monthly payment would be reduced by any earnings from employment obtained during the same two-year period.